UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DFC Global Corp.

(Exact name of registrant as specified in its charter)

Delaware	23-2636866
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

1436 Lancaster Avenue, Suite 300

Berwyn, Pennsylvania 19312

(610) 296-3400

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jeffrey A. Weiss

Chief Executive Officer

1436 Lancaster Avenue, Suite 300

Berwyn, Pennsylvania, 19312-1288

(Name and address of agent for service)

(610) 296-3400

(Telephone number, including area code, of agent for service)

Copies of communications to:

Barry M. Abelson, Esq.

Brian M. Katz, Esq.

Pepper Hamilton LLP

3000 Two Logan Square

Eighteenth and Arch Streets

Philadelphia, PA 19103

(215) 981-4000

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (do not check if a smaller reporting company)	Smaller reporting company	☐

TERMINATION OF REGISTRATION

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-3 (Registration No. 333-164097) of DFC Global Corp., a Delaware corporation, (the “Company”) filed with the U.S. Securities and Exchange Commission on December 31, 2009 (the “Registration Statement”). The Registration Statement registered an indeterminate amount or an aggregate principal amount of (a) the Company’s common stock, par value $0.001 (“Common Stock”), (b) the Company’s preferred stock, par value $0.001 (“Preferred Stock”), (c) the Company’s debt securities (“Debt Securities”) and (d) Debt Securities, Preferred Stock and Common Stock that may be issued upon the exercise of warrants (“Warrants,” and together with Common Stock, Preferred Stock and Debt Securities, collectively, the “Securities”) with a proposed maximum aggregate offering price not to exceed $750,000,000, or the equivalent thereof in one or more currencies or, if any debt securities are to be issued at any original issuance discount, such greater amount as will resulted in an aggregate initial offering price of $750,000,000, to be offered from time to time by the Company (the “Offering”).

On June 13, 2014, pursuant to an Agreement and Plan of Merger, dated April 1, 2014, among LSF8 Sterling Merger Parent, LLC, a Delaware limited liability company (as successor in interest to LSF8 Sterling Parent, LLC, the “Parent”), LSF8 Sterling Merger Sub, LLC, a Delaware limited liability company (as successor in interest to LSF8 Sterling Merger Company, LLC, the “Purchaser”) and the Company, Purchaser merged with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent (the “Merger”). The Certificate of Merger was filed with the Secretary of State of the State of Delaware and became effective at 9:15 a.m., Eastern Daylight Time, on June 13, 2014.

As a result of the Merger, the Company has terminated the Offering, and no additional Securities will be issued thereunder. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the Securities which remain unsold at the termination of the Offering, the Company hereby removes from registration all of its Securities under the Registration Statement that remain unsold as of the effective time of the Merger.

This Post-Effective Amendment No. 1 to the Registration Statement is being filed solely for the purpose of deregistering any and all Securities previously registered under the Registration Statement that remain unsold.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant, DFC Global Corp., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on this Post-Effective Amendment No. 1 to the Registration Statement and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Berwyn, Commonwealth of Pennsylvania, on June 13, 2014.

DFC GLOBAL CORP.

By:	/s/ Randy Underwood
Randy Underwood
Executive Vice President, Chief Financial Officer and Assistant Secretary

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been duly signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jeffrey A. Weiss	Chief Executive Officer	June 13, 2014
Jeffrey A. Weiss	(Principal Executive Officer)

/s/ Randy Underwood Randy Underwood	Executive Vice President, Chief Financial Officer and Assistant Secretary (Principal Financial Officer)	June 13, 2014

/s/ William M. Athas William M. Athas	Senior Vice President, Finance, Chief Accounting Officer and Corporate Controller (Controller or Principal Accounting Officer)	June 13, 2014

/s/ Bradley Boggess	Director	June 13, 2014
Bradley Boggess

/s/ Derrick Robicheaux	Director	June 13, 2014
Derrick Robicheaux